Rand Capital Corporation

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 14, 1998

                  Inspector's Certificate, Results of Balloting

      I, Daniel P. Penberthy, the Inspector of Election duly appointed and qualified, being first duly sworn by the oath hereto annexed, do hereby certify that prior to the Annual Meeting of Shareholders of Rand Capital Corporation, held in Room 1734 of the Rand Building, Buffalo, New York, on the 14th day of April, 1998, at which a quorum was present, I did receive and canvass the votes cast by the shareholders, and that the following represents the results of balloting:

1. ELECTION OF DIRECTORS: The following nominees received the number of votes set opposite their respective names:

                              VOTES FOR            VOTES WITHHELD
                              ---------            --------------
Thomas R. Beecher, Jr.        4,409,659                64,816
Allen F. Grum                 4,410,149                64,326
Luiz F. Kahl                  4,410,149                64,326
Ross B. Kenzie                4,404,903                69,572
Willis S. McLeese             4,410,149                64,326
Reginald B. Newman II         4,410,149                64,326
Jayne K. Rand                 4,410,049                64,426

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS: The proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Corporation for the 1998 fiscal year received the following votes:

                  FOR         AGAINST        ABSTAIN
                  ---         -------        -------
               4,414,294      55,748         4,433

IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of April, 1998.


/s/ Daniel P. Penberthy
------------------------------
Daniel P. Penberthy, Inspector

                                       10